Exhibit 99.1

FOR IMMEDIATE RELEASE

Coast Crane Named New Distributor for Terex Cranes

BUFFALO GROVE, IL – May 9, 2011 – Essex Rental Corp. (Nasdaq: ESSX) ("Essex") today announced that its wholly owned subsidiary, Coast Crane Company (“Coast Crane”), has been appointed by Terex Cranes in the Americas to distribute its entire crane product line for the states of Alaska, Hawaii, Idaho, Montana, the provinces of British Columbia and the Yukon territory, as well as, Guam and the Republic of the Marshall Islands.

Terry Howard, President of Coast Crane, commented, “Coast Crane is very proud to be appointed a distributor for Terex Cranes.  We believe the addition of Terex’s entire crane product line will be very beneficial to our existing customer base, while opening up new opportunities for our sales force.  Additionally, Terex’s increased focus on improved aftermarket support will be very complementary to Coast Crane’s reputation for providing superior customer service to all of our crane customers, whether they are purchasing a new or used crane, renting a crane or are in need of parts or repair support for a crane they already own.”

In conjunction with appointment announcement, Coast Crane and Essex Rental Corp. placed an order for 20 cranes from Terex Cranes with a retail value of more than $15 million.  The order includes a mix of telescopic cranes, ranging from 55 ton to 130 ton capacity, as well as, Essex’s first Terex lattice boom crawler crane.  Coast Crane will offer the cranes purchased for sale or rent to their extensive customer base.

“Our new relationship with Terex Cranes presents significant opportunities for both our businesses,” stated Ron Schad, President and CEO of Essex.  “The ability to rent Terex cranes through Coast Crane and Essex Crane will significantly enhance Coast Crane’s opportunities to provide our customers with the broad range of lifting solutions they need.  In the future, Essex will look for opportunities to expand its crawler crane fleet with the full line of Terex cranes.”

About Essex Rental Corp.

Essex, through its subsidiaries, Essex Crane Rental Corp. and Coast Crane Company, is one of North America's largest providers of rental and distribution for mobile cranes (including lattice-boom crawler cranes, truck cranes and rough terrain cranes), self-erecting cranes, stationary tower cranes, elevators and hoists, and other lifting equipment used in a wide array of construction projects. In addition, the Company provides product support including installation, maintenance, repair, and parts and services for equipment provided and other equipment used by its construction industry customers. With a fleet of over 1,000 cranes and other construction equipment and unparalleled customer service and support, Essex supplies a wide variety of innovative lifting solutions for construction projects related to power generation, petro-chemical, refineries, water treatment and purification, bridges, highways, hospitals, shipbuilding, offshore oil fabrication and industrial plants, and commercial and residential construction.

Some of the statements in this press release and other written and oral statements made from time to time by Essex and its representatives are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent and belief or current expectations of Essex and its management team and may be identified by the use of words like "anticipate", "believe", "estimate", "expect", "intend", "may", "plan", "will", "should", "seek", the negative of these terms or other comparable terminology. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from Essex's expectations include, without limitation, the continued ability of Essex to successfully execute its business plan, the possibility of a change in demand for the products and services that Essex provides, intense competition which may require us to lower prices or offer more favorable terms of sale, our reliance on third party suppliers, our indebtedness which could limit our operational and financial flexibility, global economic factors including interest rates, general economic conditions, geopolitical events and regulatory changes, our dependence on our management team and key personnel, as well as other relevant risks detailed in our Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission and available on our website, www.essexcrane.com. The factors listed here are not exhaustive. Many of these uncertainties and risks are difficult to predict and beyond management's control. Forward-looking statements are not guarantees of future performance, results or events. Essex assumes no obligation to update or supplement forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results or financial conditions, or otherwise.

CONTACT:	-OR-	INVESTOR RELATIONS:
Essex Rental Corp.		The Equity Group Inc.
Martin Kroll		Melissa Dixon
Chief Financial Officer		Senior Account Executive
(847) 215-6502 / mkroll@essexcrane.com		(212) 836-9613 / mdixon@equityny.com
Devin Sullivan
Senior Vice President
(212) 836-9608 / dsullivan@equityny.com